Exhibit 99.1

bluebird bio Announces First Patient Treated with Second Anti-BCMA CAR T bb21217 in CRB-402 Phase 1 Study in Patients with Relapsed/Refractory Multiple Myeloma

-Celgene has exercised its option to exclusively license bb21217 under its collaboration with bluebird bio-

-bluebird bio to receive $15 million option exercise payment from Celgene-

Cambridge, MA, September 28, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for serious genetic diseases and T cell-based immunotherapies for cancer, announced the treatment of the first patient with relapsed/refractory multiple myeloma in a Phase 1 study of bb21217. bb21217 is an investigational chimeric antigen receptor T cell (CAR T) therapy targeting B cell maturation antigen (BCMA). bluebird bio is developing bb21217 in collaboration with Celgene Corporation. bluebird bio also announced today that Celgene has exercised its option to exclusively license bb21217, under the terms of the collaboration between the two companies.

“bb21217, bluebird’s second oncology program to enter the clinic, complements bb2121, which has demonstrated encouraging safety and efficacy results in an ongoing Phase 1 trial. With bb21217, we manufacture a CAR T cell product enriched for ‘memory T cells’ – a long-lived, more potent T cell subtype – which in preclinical in vivo studies has shown improved anti-tumor activity,” said Philip Gregory, chief scientific officer, bluebird bio. “While the clinical data we have shared to date from our bb2121 program have shown deep and durable responses, we know that multiple myeloma is an aggressive and historically incurable cancer. With our partners at Celgene, we are excited to bring forward a second program reflecting our commitment to exploring all avenues to deliver cutting edge therapies to patients.”

“The advancement of bb21217 into the clinic builds upon the success of our first-generation program and is one more testament to bluebird’s and Celgene’s combined leadership in the field of anti-BCMA CAR T therapies” said Rupert Vessey, EVP and President, Global Research & Early Development, Celgene. “We look forward to our continued partnership with bluebird to unleash the full potential of anti-BCMA CAR T therapies for patients living with historically incurable cancers.”

bluebird bio and Celgene’s collaboration focuses on developing product candidates targeting BCMA for the treatment of patients with multiple myeloma. By exercising its exclusive option under the terms of the collaboration, Celgene will be responsible for worldwide development and commercialization of bb21217 after Phase 1. bluebird bio is responsible for the development of bb21217 through the completion of the CRB-402 Phase 1 study and has an option to share in the development, promotion and profits in the United

States. bluebird bio will receive a $15 million option exercise payment from Celgene, and bluebird bio is also eligible to receive specified development, regulatory and commercial milestone payments and royalty payments on net sales.

About the CRB-402 Study

The primary objective of the CRB-402 study is to evaluate the maximum tolerated dose of bb21217 and determine the recommended Phase 2 dose. The secondary objective is preliminary efficacy data, measured using the International Myeloma Working Group (IMWG) Response Criteria for Multiple Myeloma. The first portion of the study includes a dose-escalation phase in which cohorts of patients will receive ascending doses of bb21217 to determine the maximum tolerated dose and establish a recommended Phase 2 dose.  The second portion of the study is a dose expansion phase where patients will receive bb21217 to further evaluate the safety, tolerability and clinical activity at the recommended Phase 2 dose.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® BB305 product candidate, currently in three clinical studies for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bb2121 and bb21217 are each currently being studied in Phase 1 trials for the treatment of relapsed/refractory multiple myeloma.

bb2121 and bb21217 are investigational therapies that have not been not been approved by any regulatory agency and for which the safety and efficacy have not been established.

bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Europe.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the clinical and market potential of the Company’s anti-BCMA oncology program, including the bb2121 and bb21217 product candidates. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the preclinical efficacy and safety data for our bb21217 product candidate will not be observed in the CRB-402 clinical study, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, the risk that our collaboration with Celgene Corporation will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

bluebird bio

Investors & Media

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com